April 9, 2012

Mrs. Jacqueline M. Lemke

14239 Kingdom Court

Fishers, IN 46040

Dear Jacqueline:

The Board of Directors of Bioanalytical Systems, Inc. (the “Company”) has approved the grant of non-qualified stock options to you. This letter will serve as notice of the grant, effective as of April 9, 2012 (the “date of grant”), of an option to purchase (the “Option”) 125,000 of the Common Shares of the Company (the “Option Shares”) on the terms and conditions set forth herein, and upon your execution and delivery to the Company of the copy of this letter included herein will constitute our agreement as to those terms. This Option has not been granted under the terms of the Company’s employee stock option plans, and is not an “incentive stock option” as defined by the U.S. Internal Revenue Service. You are urged to consult with your tax advisors concerning the tax effect of the grant and exercise of this Option.

1.	OPTION PRICE. The purchase price of the Option Shares is $1.38 per share (the “Option Price”).

2.	MEDIUM AND TIME OF PAYMENT. You must pay the Option Price with respect to the Option Shares being purchased at the time you exercise the Option. The Option Price may be paid either (a) in cash; (b) by certified check or by bank cashier’s check; (c) if you can do so without violating Section 16(b) of the Securities Exchange Act of 1934, through the tender to the Company of outstanding Common Shares or through the withholding and surrender to the Company of Option Shares being purchased, which shall be valued, for purposes of determining the extent to which the purchase price has been paid, at the fair market value of the Common Shares on the date of exercise of the Option; or (d) or by a combination of (a), (b) or (c).

3.	TERM AND EXERCISABILITY OF OPTIONS. The Option is effective immediately upon your acceptance of this letter and will become exercisable in two installments. The Option may be exercised as to the shares covered by the first installment on and after March 31, 2013, with the second installment becoming exercisable on March 31, 2014. The Option will be considered to have been effectively exercised only upon delivery to the Company of the Option Price and a “Notice of Exercise” in the form attached hereto, and the satisfaction of all other conditions described in this letter. The Option shall expire as to all unexercised Option Shares at the close of business on the tenth anniversary of the date of this letter (or on the next business day if that date is a Saturday, Sunday or holiday).

4.	CESSATION OF SERVICE WITH THE COMPANY. In the event you cease to serve as an employee of the Company or any of its subsidiaries, this Option shall terminate immediately upon termination of employment as to any unexercised Option Shares; provided, however, that if termination of employment is due to retirement with the consent of the Company or is due to a permanent and total disability; you shall have the right to exercise the Option with respect to the Option Shares for which it could have been exercised on the effective date of termination of employment at any time within three months after the termination date, if termination is due to retirement with the consent of the Company, or at any time within 12 months after the termination date, if termination is due to permanent and total disability. In the event of your death while serving as an employee of the Company or any of its subsidiaries, your executor or personal representative shall have the right to exercise this Option with respect to the Common Shares for which it could have been exercised on the date of your death. Whether termination is a retirement with the consent of the Company or due to permanent and total disability, and whether an authorized leave of absence on military or government service shall be deemed to constitute termination of employment for the purposes of this Option, shall be determined by the Board of Directors in its sole discretion, which determination shall be final and conclusive.

5.	RECAPITALIZATION. The number of Option Shares and the Option Price each shall be proportionally adjusted for any increase or decrease in the number of issued Common Shares of the Company resulting from a subdivision or consolidation of shares of the Company, the payment of a share dividend, a share split or other increase or decrease in the outstanding Common Shares effected without receipt of consideration by the Company (including an increase or decrease effected as a part of the Recapitalization of the Company, as defined herein). In the event that there shall be a recapitalization or reorganization of the Company or a reclassification of its outstanding shares (each a “Recapitalization”) as a result of which other shares (the “New Shares”) are issued in exchange for Common Shares, then there shall be substituted for the Option Shares then issuable hereunder that number of New Shares into which those Option Shares would have been converted had they been outstanding at the effective date of the Recapitalization.

6.	MERGER, DISSOLUTION. If the Company shall enter into any agreement of merger or consolidation (whether or not it shall be the surviving entity thereunder), the Company shall have the right to terminate this Option as of any date specified in a written notice given to you not less than 30 days prior to the termination date. If the merger or consolidation described in that notice is not consummated within 180 days following the termination date of this Option specified in the notice, this Option thereafter shall be deemed to have been continuously in effect since the date hereof. In the event of the sale of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to shareholders in liquidation of the Company, the Company shall give you 30 days prior written notice specifying the record date for the purpose of determining the shareholders entitled to participate in that distribution and this Option shall expire as to all Option Shares that remain unexercised as of the date of that distribution.

7.	NONASSIGNABILITY. This Option is not assignable or transferable except by will or under the laws of descent and distribution. During your lifetime, this Option shall be exercisable only by you (or if you become incapacitated, on your behalf by your legal guardian or attorney-in-fact).

8.	ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES LAWS. The Company may postpone the issuance and delivery of certificates representing Common Shares until (a) the admission of such shares to listing on any exchange on which shares of the Company of the same class are then listed and (b) the completion of any requirements for registration or other qualification of the shares under any state or Federal law, rule or regulation or the rules and regulations of any exchange upon which the Common Shares are traded as the Company shall determine to be necessary or advisable. You have no right to require the Company to register the Common Shares acquired upon the exercise of this Option under federal or state securities laws. As a condition to the effective exercise of this Option you may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to determine whether registration or qualification of those shares is required in connection with that transaction.

9.	RIGHTS AS A SHAREHOLDER. You shall have no rights as a shareholder with respect to Common Shares subject to this Option until the date of issuance of a certificate to you representing Option Shares acquired upon exercise of this Option. A certificate will not be issued until you have exercised the Option, fully paid for the Common Shares acquired thereby and satisfied all other details described in this letter. No adjustment will be made for dividends or other rights for which the record date is prior to the date a certificate is issued.

10.	NO OBLIGATION TO EXERCISE OPTION. The grant of this Option imposes no obligation upon you to exercise the Option.

11.	NO OBLIGATION TO CONTINUE EMPLOYMENT. The grant of this Option to you does not constitute any contract of employment between you and the Company, and does not impose any obligation on the Company to continue your employment.

12.	WITHHOLDINGS. To the extent required by law in effect at the time the Option is exercised, the Company has the right and power to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require you to satisfy all or part of the tax withholding obligations in connection with an Option by (a) having the Company withhold otherwise deliverable Option Shares, or (b) delivering to the Company Common Shares already owned by you for a period of at least six months and, in each case, having a value equal to the amount that the Company determines, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to you with respect to the Option on the date that the amount of tax to be withheld is to be determined for these purposes. For these purposes, the value of the Option Shares to be withheld or delivered will be equal to the “Fair Market Value “of the Company’s Common Shares as defined in the Company’s 2008 Stock Option Plan, as of the date that the taxes are required to be withheld.

13.	POWER AND AUTHORITY. The Board of Directors shall have the full power and authority to take all actions and make all determinations required or provided for under the terms of this Option; to interpret and construe the provisions of this letter, which interpretation or construction shall be final, conclusive and binding on the Company and you; and to take any and all other actions and make any and all other determinations which the Board of Directors deems necessary or appropriate.

Please acknowledge your receipt of this letter and your agreement to the terms set forth herein by signing and returning the copy enclosed for that purpose.

Very Truly Yours,

Anthony Chilton

President

Accepted and agreed to: __________________________

Date: __________________